CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated May 1, 2015 with respect to the audited consolidated financial statements of Liberty Star Uranium & Metal Corp. for the years ended January 31, 2015 and 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
November 4, 2015